Exhibit 99

Press Release

Financial and Investor Contact:

John R. Potapchuk
631-501-7035
john.potapchuk@gentiva.com

Media Contact:

David Fluhrer
631-501-7102
516-857-7231
david.fluhrer@gentiva.com

FOR IMMEDIATE RELEASE

Gentiva® and CIGNA HealthCare in Talks to Amend National Homecare Agreement
as Respiratory Therapy and Certain DME Services End as of January 31, 2006

Melville, N.Y., October 24, 2005 -- Gentiva Health Services, Inc. (NASDAQ: GTIV), the nation's largest provider of comprehensive home health services, announced today that its CareCentrix® Ancillary Care Benefit Management unit is currently in talks to amend its national homecare agreement with CIGNA HealthCare as it prepares to transition its role as preferred provider for coordination and delivery of respiratory therapy and certain durable medical equipment (DME) services for CIGNA members as of January 31, 2006.

The respiratory and DME services have been part of the national homecare contract between CareCentrix and CIGNA HealthCare, and both organizations are discussing an amended national contract which would exclude them. Under an amended agreement, CareCentrix would continue to coordinate the provision of direct home nursing and related services through Gentiva's own home healthcare locations or through the CareCentrix network of credentialed, third-party providers, as well as home infusion services and certain other specialty medical equipment solely through the CareCentrix network. As part of the contract, CareCentrix is also responsible for fulfillment of case requirements, provider credentialing, eligibility and benefits verifications, data reporting and analyses, and coordination of centralized billing.

Gentiva projects that, depending on the outcome of its current talks with CIGNA HealthCare, the specific respiratory therapy and DME services which would no longer be coordinated by CareCentrix after January 31 could represent up to 25% of the total annualized revenues which the Company derives from its current national contract with CIGNA HealthCare.

"We have enough flexibility in our CareCentrix model to make the required adjustments as transaction volumes change," said Gentiva President and COO Al Perry. "CareCentrix and CIGNA HealthCare have had a long and mutually respectful relationship, and we look forward to continuing our coordination of the majority of homecare services to CIGNA HealthCare members under an amended national contract."

Gentiva plans further comment during its third quarter earnings conference call scheduled for Thursday, November 3, 2005 at 10 AM ET. The call is open to investment analysts and managers, Company shareholders, media and others interested in Gentiva Health Services. Instructions for participation in the conference call follow:
   Event: Gentiva Health Services' Third Quarter 2005 Conference Call
   Date and Time: Thursday, November 3, 2005, 10:00 a.m. ET

   Instructions: United States, Canada and international: Call (612) 332-0932

   Web cast URL: http://www.gentiva.com/investor/events.asp

  Replay: A replay of the call will be available on November 3, beginning at 1:30 p.m. ET, and will remain available continuously through November 10. To listen to a replay of the call, dial (800) 475-6701 and enter the following code at the prompt: 797114. To listen to a replay of the call outside the United States, dial (320) 365-3844 and enter the same code following the prompt. To access the web cast archive, log onto http://www.gentiva.com/investor/events.asp.

  Transcript: A transcript of the call, including questions and answers, is expected to be available on Gentiva's web site within 48 hours after its conclusion.

  About Gentiva Health Services, Inc.

  Gentiva Health Services, Inc. is the nation's largest provider of comprehensive home health services. Gentiva serves patients through more than 350 direct service delivery units within more than 250 locations in 35 states, and through CareCentrix®, which manages home healthcare services for many major managed care organizations throughout the United States and delivers them in all 50 states through a network of more than 2,500 third-party provider locations, as well as Gentiva locations. The Company is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; social work; nutrition; disease management education; and help with daily living activities, as well as other therapies and services. Gentiva's revenues are generated from commercial insurance, federal and state government programs and individual consumers. For more information, visit Gentiva's web site, www.gentiva.com, and its investor relations section at http://www.gentiva.com/investor.

  Forward-Looking Statement

  Certain statements contained in this news release, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "assumes," "trends" and similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon Gentiva Health Services, Inc.'s ("the Company") current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for health care reform; changes in Medicare and Medicaid reimbursement levels; effects of competition in the markets the Company operates in; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters or terrorist acts; a material shift in utilization within capitated agreements; and changes in estimates and judgments associated with critical accounting policies. For a detailed discussion of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company's various filings with the Securities and Exchange Commission (SEC), including the "risk factors" section contained in the Company's annual report on Form 10-K, as amended, for the year ended January 2, 2005.

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